                                                                    EXHIBIT 12.1


                CENTERPOINT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                                                                                                       THREE
                                                                                                                      MONTHS
                                                             YEAR ENDED DECEMBER 31,                                   ENDED
                                -------------------------------------------------------------------------------       MARCH 31,
                                   1999             2000             2001             2002             2003             2004
                                -----------      -----------      -----------      -----------      -----------      -----------
Income from continuing
   operations .............     $ 1,631,697      $   245,516      $   499,378      $   368,827      $   419,711      $    73,587

Income taxes for continuing
   operations .............         885,528          236,084          257,378          198,540          216,301           49,997

Minority interest expense
   (income) ...............              --              (37)             (36)              11           28,753           11,590

Capitalized interest ......         (14,675)         (10,803)          (9,125)         (11,620)         (13,184)          (1,873)
                                -----------      -----------      -----------      -----------      -----------      -----------
                                  2,502,550          470,760          747,595          555,758          651,581          133,301
                                -----------      -----------      -----------      -----------      -----------      -----------

Fixed charges, as defined:

   Interest ...............         488,868          509,773          551,298          708,711          906,023          204,426

   Capitalized interest ...          14,675           10,803            9,125           11,620           13,184            1,873

   Distribution on trust
     preferred securities .          51,219           54,358           55,598           55,545           27,797               --

   Interest component of
     rentals charged to
     operating expense ....          15,680           15,243           15,114           15,822           15,231            3,803
                                -----------      -----------      -----------      -----------      -----------      -----------

   Total fixed charges ....         570,442          590,177          631,135          791,698          962,235          210,102
                                -----------      -----------      -----------      -----------      -----------      -----------

Earnings, as defined ......     $ 3,072,992      $ 1,060,937      $ 1,378,730      $ 1,347,456      $ 1,613,816      $   343,403
                                ===========      ===========      ===========      ===========      ===========      ===========

Ratio of earnings to fixed
   charges ................            5.39             1.80             2.18             1.70             1.68             1.63
                                ===========      ===========      ===========      ===========      ===========      ===========